EXHIBIT 21

                  SUBSIDIARIES OF PRIVATE TRADING SYSTEMS, INC.

The Private Treaty Market plc, a company incorporated in the United Kingdom ("PTML")

PETS (Geneve) SA, a company incorporated in Switzerland, which is a wholly owned subsidiary of PTML